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                                                                     EXHIBIT 5.1

                                April 10, 2000


Pure Resources, Inc.
c/o Unocal Corporation
2141 Rosecrans Avenue, Suite 4000
El Segundo, California 90245

     Re: Pure Resources, Inc. (the "Company") - Registration Statement on Form S-4, (the "Registration Statement"), under the Securities Act of 1933, as amended (the "Act")

Ladies and Gentlemen:

     We have acted as counsel to the Company in connection with the preparation of the Company's Registration Statement filed by the Company with the Securities and Exchange Commission pursuant to the Act, which Registration Statement relates to certain shares of the Company's Common Stock, par value $.01 per share ("Common Stock"), which may be issued in accordance with the Agreement and Plan of Merger (as amended to date, the "Merger Agreement") dated as of December 13, 1999, among the Company, Union Oil Company of California, TRH, Inc. ("TRH") and Titan Exploration, Inc. ("Titan"), whereby TRH, a wholly owned subsidiary of the Company, will merge with and into Titan by means of the merger described therein (the "Merger"). In such connection, we are passing on certain legal matters in connection with the foregoing issuance of Common Stock by the Company. At your request, this opinion is being furnished to you for filing as an exhibit to the Registration Statement.

     In connection with rendering this opinion, we have examined certain corporate records of the Company, including its Certificate of Incorporation, its Bylaws, and certain resolutions of the Board of Directors of the Company.
We have also examined the Registration Statement, together with the exhibits thereto, and such certificates of officers of the Company, instruments, records, and other documents as we have deemed necessary or appropriate for the purposes
of this opinion.   As to factual matters, we have relied on certificates of
certain public officials and officers of the Company. We have reviewed such questions of law as we have considered necessary or appropriate for the purposes of this opinion.

     Based upon the foregoing examination and review, we are of the opinion that when the conditions to the Merger set forth in the Merger Agreement have been satisfied (including that the
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Pure Resources, Inc.
page 2
April 10, 2000

Registration Statement has become effective under the Act) and the Merger has been effected in accordance therewith, the shares of Common Stock issued in exchange for shares of common stock of Titan pursuant to the Merger Agreement will be validly issued, fully paid and non-assessable shares of Common Stock.

     We hereby consent to the filing of this opinion as an exhibit to the Registration Statement and to the references to us under the caption "Legal Matters" in the Proxy Statement/Prospectus forming a part of the Registration Statement. In giving this consent, however, we do not hereby admit that we are within the category of persons whose consent is required under Section 7 of the Securities Act of 1933 and the rules and regulations of the Securities and Exchange Commission thereunder.

                              Very truly yours,



                              VINSON & ELKINS L.L.P.